March [10], 2017
STRICTLY CONFIDENTIAL

Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive, Suite 440
San Diego, California 92122

Attention: Dr. Bassam Damaj, Chief Executive Officer

Dear Mr. Damaj:

Reference is made to the engagement agreement (the “Engagement Agreement”), dated January 17, 2017, by and between Innovus Pharmaceuticals, Inc. (the “Company”) and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Rodman”), pursuant to which Rodman shall serve as the exclusive agent, advisor or underwriter of the Company in connection with an Offering (as defined in the Engagement Agreement) filed on Form S-1 on a best-efforts basis.

The Company and Rodman hereby agree to amend the Engagement Agreement, as follows:

The parties hereby clarify that Rodman shall not be entitled to any warrant solicitation fees under Section A.1 of the Engagement Letter.

Section A.2 is hereby amended and restated in its entirety to read as follows:

Warrant Coverage. The Company shall issue to Rodman or its designees at each Closing, warrants (the “Rodman Warrants”) to purchase that number of shares of common stock of the Company equal to eight percent (8%) of the aggregate number of shares of Common Stock placed in each Offering (reduced to five percent (5%) for a registered Offering) (if the Securities are convertible or include a “greenshoe” or “additional investment” option component, such shares of Common Stock underlying such Securities or options). If the Securities included in an Offering are non-convertible, the Rodman Warrants shall be determined by dividing the gross proceeds raised in such Offering divided by the then market price of the Common Stock. The Rodman Warrants shall have the same terms as the warrants issued to investors in the applicable Offering; provided, however, that the Rodman Warrants will be locked-up for a period of 180 days following the effective date of an Offering in accordance with FINRA Rule 5110(g)(1), except as provided in FINRA Rule 5110(g)(2). If no warrants are issued to investors in an Offering, the Rodman Warrants shall be in a customary form reasonably acceptable to Rodman, have a term of 5 years and an exercise price equal to 125% of the then market price of the Common Stock.

Section A.3 is hereby amended and restated in its entirety to read, as follows:

Expense Allowance. Out of the proceeds of each Closing, the Company also agrees to pay Rodman (a) a management fee equal to 1% of the gross proceeds raised in each Offering, (b) $10,000 for non-accountable expenses, provided that such amount shall be $60,000 in a public Offering and (c) $25,000 for legal fees and expenses of Rodman, provided that such amount shall be $75,000 in a public Offering (provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement).

Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Agreement.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

RODMAN & RENSHAW, A UNIT OF H.C. WAINWRIGHT & CO., LLC

By __________________________
     Name:
     Title:

Accepted and Agreed:

INNOVUS PHARMACEUTICALS, INC.

By __________________________
     Name:
     Title: